Exhibit 99.5

On December 20, 2013, Oracle announced that it has entered into an agreement to acquire Responsys, the leading provider of enterprise-scale cloud-based business to consumer (B2C) marketing software. The proposed transaction is subject to Responsys stockholders tendering a majority of Responsys’ shares and vested equity incentive awards in the tender offer, certain regulatory approvals and other customary closing conditions, and is expected to close in the first half of 2014. Until the transaction closes, Oracle and Responsys will continue to operate independently, and it is business as usual.

Responsys is used by the most respected business to consumer brands across the globe to manage and orchestrate marketing interactions with their customers across email, mobile, social, display and the web. More than 450 companies across a wide range of industries rely on Responsys to drive more revenue and improve the customer experience at every interaction.

The addition of Responsys will extend Oracle’s Customer Experience Cloud, which includes the Oracle Sales Cloud, Oracle Commerce Cloud, Oracle Service Cloud, Oracle Social Cloud and the Oracle Marketing Cloud. By bringing together Responsys and Oracle Eloqua in the Marketing Cloud, for the first time CMOs across industries will be equipped to drive exceptional customer experiences across marketing interactions and throughout the customer lifecycle from a single platform.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and Responsys, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Responsys, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Responsys, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or Responsys may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Responsys.

In addition, please refer to the documents that Oracle and Responsys, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Responsys’ respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor Responsys is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing Responsys product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of Responsys’ product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by Responsys or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Responsys. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Responsys, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and Responsys will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Responsys are urged to read these documents when they become available because they will contain important information that holders of Responsys securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Responsys at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Responsys file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or Responsys at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and Responsys’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.